Exhibit 99.6

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-4 of Eclair Holdings Company (“ERI”), and all amendments thereto, as a person who is to become a director of ERI upon the consummation of the mergers (as contemplated by the Agreement and Plan of Merger among MTR Gaming Group, Inc., ERI, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado Holdco, LLC, and Thomas Reeg, Robert Jones and Gary Carano as the Member Representative, dated as of September 9, 2013) and to the filing of this consent as an exhibit to this Registration Statement.

Date: November 4, 2013

/s/ Thomas S. Reeg
Thomas S. Reeg